JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)(1)

	In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Integrated Environmental Technologies, Ltd., and that this Agreement be included as an Exhibit to such joint filing.
	IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 16th day of October, 2009.

						MCADOO CAPITAL, INC.


						/s/ Zachary McAdoo
						Zachary McAdoo, President

						ZANETT OPPORTUNITY FUND, LTD.

	                              By: 	MCADOO CAPITAL, INC., its
                                    Investment Manager


						/s/ Zachary McAdoo
						Zachary McAdoo, President

	                              /s/ Zachary McAdoo
	                              Zachary McAdoo